JOHN S. DANIELS
                                Attorney at Law
                             7502 Greenville Avenue
                                   Suite 500
                              Dallas, Texas 75231

                                 April 23, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Preliminary  Proxy Statement of First Banks America, Inc. ("Registrant") for
    Annual Meeting of Stockholders to be held June 9,th 1999 (the "Meeting")

Ladies and Gentlemen:

         Pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, enclosed are a Notice of Annual Meeting of Stockholders, Preliminary Proxy Statement and form of Proxy in the form that such materials are scheduled to be mailed to stockholders on May 10, 1999. Also enclosed is a Schedule 14A Information cover sheet setting forth the information required thereon.

         Six copies of the Notice, Preliminary Proxy Statement and form of Proxy will be filed with the New York Stock Exchange, the only national securities exchange upon which securities of the Registrant are listed.

         If you require any additional information regarding this filing, please contact the undersigned at (214) 890-4002.


                                                    Sincerely,



                                                    /s/ John S. Daniels
                                                    -------------------
                                                    John S. Daniels
                                                    Attorney at Law

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[X]     Preliminary Proxy Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or 240.ss.14a-12

                           First Banks America, Inc.
                (Name of Registrant as Specified in Its Charter)

          (Name of Person(s) Filing Proxy Statement, if other than the
                                  Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:
                                                                            ---
         (2) Aggregate number of securities to which transaction applies:
                                                                          -----
         (3) Per  uni t  price  or  other  underlying   value   of   transaction
             computed   pursuant  to  Exchange  Act  Rule  0-11  (set forth  the
             amount on which the filing fee is calculated and state how it was determined):
                              -------------------------------------------------

         (4) Proposed maximum aggregate value of transaction
                                                             ------------------
         (5) Total fee paid:
                             --------------------------------------------------
[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:
                                     ------------------------------------------
         (2) Form, Schedule or Registration Statement No.:
                                                          ---------------------
         (3) Filing Party:
                           ----------------------------------------------------
         (4) Date Filed:
                        -------------------------------------------------------

                            First Banks America, Inc.
                                135 North Meramec
                             Clayton, Missouri 63105

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To Be Held Wednesday, June 9, 1999

To the Stockholders of First Banks America, Inc.:

         Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of First Banks America, Inc., a Delaware corporation (the "Company"), will be held at 135 North Meramec, Clayton, Missouri, on Wednesday, June 9, 1999 at 4:00 p.m., local time, for the following purposes:

                  (1) To elect  seven  directors  to serve until the next Annual
         Meeting  and  until  their   successors  have  been  duly  elected  and
         qualified;

                  (2) To approve and adopt an amendment to the Restated Certificate of Incorporation of the Company, eliminating a provision that authorizes the issuance of up to 3,000,000 shares of preferred stock; and

                  (3) To transact any and all other business as may properly be presented at the meeting and any adjournment(s) thereof.

         The Board of Directors has fixed the close of business on April 30, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. The stock transfer books will not be closed. A list of stockholders entitled to vote at the meeting will be available for examination at the main office of the Company for ten (10) days prior to the meeting.

         You are cordially invited to attend the Annual Meeting. However, whether or not you plan to be present, you are urged to promptly mark, sign, date and return the accompanying proxy in the enclosed, self-addressed, stamped envelope, so that your shares may be voted in accordance with your wishes.

         Your proxy will be returned to you if you should request such return in the manner provided for revocation of proxies on page 2 of the enclosed Proxy Statement. Prompt response by our stockholders will reduce the time and expense of solicitation.

                                           By Order of the Board of Directors,



Clayton, Missouri                               /s/ALLEN H. BLAKE,
                                                ------------------
May 10, 1999                                     Secretary

                            First Banks America, Inc.
                                135 North Meramec
                             Clayton, Missouri 63105

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on June 9, 1999



                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is being furnished to stockholders of First Banks America, Inc., a Delaware corporation ("FBA" or the "Company"), in connection with the solicitation by the Board of Directors of FBA of proxies to be voted at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 9, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) thereof. This Proxy Statement and the enclosed form of proxy are first being mailed to the stockholders on or about May 10, 1999.

         The accompanying form of proxy is designed to permit each holder of FBA's common stock, par value $.15 per share ("Common Stock"), (1) to vote for or withhold voting for any or all of the seven nominees for director of FBA listed on the proxy; (2) to vote for or against the approval of an amendment to the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") as described herein (see the discussion under the caption "PROPOSAL NUMBER 2"); and (3) to authorize the named proxies to vote in their discretion with respect to any other proposal properly presented at the Annual Meeting.

         As of April 30, 1999, the record date for determining the stockholders entitled to vote at the Annual Meeting (the "Record Date"), there were 5,720,801 shares of voting stock outstanding, consisting of 3,220,801 shares of Common Stock and 2,500,000 shares of Class B Common Stock. 2,210,581 of the outstanding shares of Common Stock and all of the outstanding shares of Class B Common Stock are owned by First Banks, Inc., a Missouri corporation ("First Banks"). Each share of Common Stock and of Class B Common Stock is entitled to one vote in the election of each director. By virtue of its ownership of the Common Stock and Class B Common Stock referred to above, First Banks controlled 82.34% of all shares entitled to vote at the Annual Meeting as of the record date.

         First Banks is owned by trusts created and administered by and for the benefit of James F. Dierberg and members of his immediate family. Mr. Dierberg is the Chairman of the Board, Chief Executive Officer and President of FBA. Mr. Dierberg is also Chairman of the Board, Chief Executive Officer and President of First Banks. The other executive officers and directors of FBA were the record holders of 28,738 shares of Common Stock as of the Record Date.

         When a stockholder's proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the accompanying form of proxy will be voted at the Annual Meeting and any adjournment(s) thereof FOR the election of the nominees listed herein under the caption "ELECTION OF DIRECTORS," FOR the proposed amendment to the Certificate of Incorporation and at the discretion of the proxies on any other business which may be properly presented at the Annual Meeting and any adjournment(s) thereof.

         The Company encourages the personal attendance of its stockholders at the Annual Meeting, and execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of FBA at its principal executive offices at any time before the proxy is voted, or by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by FBA at or prior to the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of the revocation. Mere attendance at the Annual Meeting will not revoke the proxy.

         The total cost of the solicitation of proxies pursuant to this Proxy Statement will be borne by FBA. Proxies may be solicited by directors, officers and employees of FBA without special remuneration. Banks, brokerage houses and other custodians, nominees and fiduciaries who forward soliciting material to the beneficial owners of shares of Common Stock entitled to vote at the meeting will be reimbursed by FBA for their out-of-pocket expenses incurred in this connection. In addition to the mails and other delivery services, proxies may be solicited by personal interviews, telephone or telegraph.

         The Annual Report to Stockholders covering FBA fiscal year ended December 31, 1998, including audited financial statements, has been previously mailed to stockholders. The Annual Report does not form any part of the proxy solicitation material. Additional copies of the 1998 Annual Report to Stockholders may be obtained without charge upon written request to Allen H. Blake, Secretary, First Banks America, Inc., 135 North Meramec, Clayton, Missouri 63105.


                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

General

         Only holders of record of outstanding shares of Common Stock and Class B Common Stock as of the Record Date are entitled to notice of, and to vote, in person or by proxy, at the Annual Meeting and any adjournment(s) thereof. As of the Record Date, there were 3,220,801 shares of Common Stock outstanding and 2,500,000 shares of Class B Common Stock outstanding.

         Holders of shares of Common Stock and Class B Common Stock are entitled to one vote for each share held of record on the Record Date. Holders of Common Stock and Class B Common Stock are permitted to exercise cumulative voting in a contested election of directors. This means that, if there are more nominees for director than positions to be elected, each holder would be permitted to cast as many votes as equals the product of the number of directors to be elected (i.e., seven at the Annual Meeting) times the number of shares held by such holder, and to cast all these votes for one candidate or to divide the votes among two or more candidates in any amounts chosen by the stockholder. First Banks would also have the right to utilize cumulative voting with respect to its shares of Common Stock and Class B Common Stock. The proxy holders authorized to vote in favor of nominees listed herein under the caption "ELECTION OF DIRECTORS" will be permitted to vote cumulatively in the absence of instructions to the contrary.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of voting stock, including the Common Stock and the Class B Common Stock, is necessary to constitute a quorum to transact business at the Annual Meeting and any adjournment(s) thereof.

         On  each  proposed   action,   proxies  marked  as  withheld  votes  or
abstentions and broker non-votes will not be voted but will be treated as present and entitled to vote. Such proxies will therefore have the same effect as votes against the proposed action.

Security Ownership of Management and of Controlling Stockholder

         The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of Common Stock and Class B Common Stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of either class of stock, by each director, by certain executive officers and by all executive officers and directors of FBA as a group:




-------------------------- ---------------------------- -------------------------------------- -------------

  Title of                  Name of Beneficial Owner       Number of Shares and Nature of       Percent of
   Class                                                        Beneficial Ownership              Class
-------------------------- ---------------------------- -------------------------------------- -------------

Class B Stock               First Banks, Inc.                    2,500,000  (1)(2)(3)               100%
                            135 N. Meramec
                            Clayton, Missouri 63105

Class B Stock               James F. Dierberg                    2,500,000  (1)(2)(3)               100

Common Stock                First Banks, Inc.                    2,210,581  (1)(2)(3)             68.63

Common Stock                James F. Dierberg                    2,210,581  (1)(2)(3)             68.63

Common Stock                Allen H. Blake                              -0-                          --

Common Stock                Charles A. Crocco, Jr.                   6,772  (4)                       *

Common Stock                Albert M. Lavezzo                        9,210  (4)                       *

Common Stock                Ellen D. Schepman                           -0- (2)(3)                   --

Common Stock                Edward T. Story, Jr.                     9,682  (5)                       *

Common Stock                David F. Weaver                          2,974  (4)                       *

Common Stock                Donald W. Williams                         100  (4)                       *



                                                                 2,239,319  shares                69.53% of
All executive                                                     Common Stock                     Common Stock
officers and
directors as a group
(8 persons)
                                                                 2,500,000  shares                   100% of
                                                                   Class B Stock                     Class B
                                                                                                      Stock

* Less than one percent.

(1) The shares shown as beneficially owned by First Banks and James F. Dierberg comprise 100% of the outstanding shares of Class B Stock and 68.63% of the outstanding shares of Common Stock. Each share of Common Stock and Class B Stock is entitled to one vote on matters subject to stockholder vote. All of the shares of Class B Stock and Common Stock owned by First Banks are pledged to secure a loan to First Banks from a group of unaffiliated lenders. The related credit agreement contains customary provisions which could ultimately result in transfer of such shares if First Banks were to default in the repayment of the loan and such default were not cured, or other arrangements satisfactory to the lenders were not made, by First Banks.
(2) The controlling stockholders of First Banks are (i) the James F. Dierberg, II Family Trust, dated December 30, 1992; (ii) The Michael James Dierberg Irrevocable Trust dated May 1, 1998; (iii) the Ellen C. Dierberg Family Trust, dated December 30, 1992; (iv) James F. Dierberg, trustee of the James F. Dierberg living trust, dated October 8, 1985; (v) the Michael J. Dierberg Family Trust, dated December 30, 1992; and (vi) First Trust (Mary

     W. Dierberg and First Bank, Trustees) established U/I James F. Dierberg, dated December 30, 1992. Mr. James F. Dierberg and Mrs. Mary W. Dierberg are husband and wife, and Messrs. James F. Dierberg, II, Michael James Dierberg and Mrs. Ellen Dierberg Schepman are their adult children.
(3) Due to the relationships among James F. Dierberg, Mary W. Dierberg, First Bank, a Missouri state bank, and the three children of James F. and Mary W. Dierberg, Mr. Dierberg is deemed to share voting and investment power over all of the outstanding voting stock of First Banks, which in turn exercises voting and investment power over the shares of Common Stock and Class B Stock attributed to it in the table.
(4) All of the shares attributed in the table to Messrs. Crocco, Lavezzo, Weaver and Williams are owned by them directly.
(5) The shares attributed to Mr. Story include shares subject to currently exercisable stock options granted under FBA's 1990 Stock Option Plan. Mr. Story has an option covering 6,666 shares and owns directly 3,016 shares.


                               PROPOSAL NUMBER 1:
                              ELECTION OF DIRECTORS

         The Board of Directors recommends that the stockholders vote to re-elect Messrs. Blake, Crocco, Dierberg, Lavezzo, Story and Williams and Mrs. Schepman as directors, each for a one-year term.

Nominees

         As of the Record Date, the Board of Directors consisted of seven members, who are identified in the following table which sets forth the information indicated as of that date. Each of the directors was elected or appointed to serve a one-year term and until his successor has been duly qualified for office.


Name                                 Age                  Director Since

Allen H. Blake                        56                       1994

Charles A. Crocco, Jr. (1)            60                       1988

James F. Dierberg                     61                       1994

Albert M. Lavezzo (1)                 62                       1998

Ellen D. Schepman (2)                 24                       1999

Edward T. Story, Jr. (1)              55                       1987

Donald W. Williams                    51                       1995

----------------------------
(1) Member of the Audit Committee.
(2) Mrs. Schepman is the adult daughter of James F. Dierberg; see "Family Relationships."

         Allen H. Blake has been Executive Vice President and Chief Operating Officer of FBA since October, 1998 and Chief Financial Officer and Secretary since 1994. He was a Director and Executive Vice President of First Commercial Bancorp, Inc. ("FCB") from 1995 until its merger into FBA in February 1998, Executive Vice President of First Banks since 1996 and a Director and Secretary of First Banks since 1988. Mr. Blake previously served as Senior Vice President of First Banks from 1992 until 1996, having joined First Banks as Vice President and Chief Financial Officer in 1984.

         Charles A. Crocco, Jr. became counsel to the law firm of Jackson & Nash, LLP, New York City, in 1999. He was previously a Partner in the law firm of Crocco & De Maio, P.C., New York City from 1970 until 1999, and he serves as a director of The Hallwood Group Incorporated, a merchant banking firm.

         James F. Dierberg has been the Chairman of the Board of Directors, Chief Executive Officer and President of FBA since 1995 and the Chairman of the Board and Chief Executive Officer of First Banks since 1988. Mr. Dierberg has also been a director of First Banks since 1979 and its President from 1979 until 1992 and from 1994 to the present.

         Albert M. Lavezzo has been President and Chief Operating Officer of Favaro, Lavezzo, Gill, Caretti & Heppell, Vallejo, California, a professional legal corporation, for more than five years. Mr. Lavezzo was the Chairman of the Board of Directors of Surety Bank in Vallejo, California prior to its acquisition by FBA in 1997.

         Ellen D. Schepman has been a Retail Banking Officer with First Bank & Trust, a wholly-owned subsidiary of First Banks, since 1996. Prior to 1996, Mrs. Schepman was a full-time student.

         Edward T. Story, Jr. has been the President, Chief Executive Officer and a Director of SOCO International, plc, a corporation engaged in international oil and gas operations, since 1991. Mr. Story is also a Director of Cairn Energy plc, Hallwood Realty Corporation, Snyder Oil Corporation and Sen Hong Resources, Ltd.

         Donald W. Williams has been Executive Vice President and Chief Credit Officer of First Banks since 1996. He served as Senior Vice President and Chief Credit Officer of First Banks from 1993 until 1996, and as Director, Chairman of the Board and Chief Executive Officer of FCB from 1995 until its merger into FBA in February 1998.

         Although FBA does not anticipate that any nominee will refuse or be unable to serve as a director of FBA, the persons named in the enclosed form of proxy intend, if any nominee becomes unavailable, to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by proxy to do otherwise.

         Assuming the presence of a quorum, the seven nominees receiving the largest number of the votes cast, including those cast by holders of the Common Stock and the Class B Common Stock represented at the Annual Meeting, will be elected as directors. The Company's By-Laws require that any nominations by a stockholder comply with certain procedural and disclosure requirements, including advance written notice to the Secretary of the Company.

Executive Officers

         The executive officers of the Company as of the Record Date were as follows:



           Name              Age                                    Office(s) held

James F. Dierberg             61    Chairman of the Board, Chief Executive Officer and President.


Allen H. Blake                56    Executive Vice President,  Chief Operating  Officer and Chief Financial Officer
                                    and Secretary.

David F. Weaver               51    Executive  Vice  President  of FBA since  1995;  Chairman  of the Board,  Chief
                                    Executive  Officer  and  President  of First Bank Texas  N.A.,  a  wholly-owned subsidiary  of FBA ("FB  Texas"),  since 1994;  President of BankTEXAS  Houston
                                    N.A. (predecessor of FB Texas) from 1988 to 1994.
---------------------------

         The executive officers were each elected by the Board of Directors to the office indicated.

Committees and Meetings of the Board of Directors

         Three members of the Board of Directors of FBA serve on the Audit Committee; there are no other committees of the Board. The duties of the Audit Committee include the making of recommendations to the Board of Directors for engaging and discharging FBA's independent auditors; reviewing and approving the engagement of the independent auditors for audit and nonaudit services and considering the independence of the auditors prior to engaging them; reviewing with the independent auditors the fee, scope and timing of the audit and nonaudit services; reviewing the completed audit with the independent auditors regarding the conduct of the audit, accounting adjustments, recommendations for improving internal controls and any other significant findings during the audit; meeting periodically with management and internal audit and loan review staff to discuss planning, scheduling and the extent and nature of internal audit and loan review procedures to be performed and the results therefrom; accounting and financial controls; reviewing internal accounting and auditing procedures with FBA's financial staff; and initiating and supervising any special investigations it deems necessary.

         Board and Committee Meetings. The Board of Directors held five meetings in 1998, including regular and special meetings, and there were four meetings of the Audit Committee. During 1998, all directors of FBA attended more than 75% of the aggregate of the number of meetings of the Board of Directors and the meetings held by all committees of the Board of Directors on which they served.

Director Compensation

         Each Director who is not an officer of FBA or affiliated with First Banks ("Unaffiliated Directors," consisting in 1998 of Messrs. Crocco, Lavezzo and Story) was paid a fee of $2,000 for each meeting of the Board of Directors attended and a fee of $500 for each committee meeting attended. For their services as directors in 1998, Messrs. Crocco, Story and Lavezzo received $11,000, $11,000 and $10,000, respectively. In addition, Mr. Lavezzo received $6,000 as a member of the Board of Directors of First Bank of California, a wholly owned subsidiary of FBA.

         Unaffiliated Directors also participate in the 1993 Directors' Stock Bonus Plan (the "Stock Bonus Plan"), which provides for an annual grant of 500 shares of Common Stock to each such director. Future grants would apply equally to current directors and to any individual who becomes a director of FBA in the future. The maximum number of shares that may be issued will not exceed 16,667 shares, and the plan will expire on July 1, 2001. Directors' compensation expense of $27,000 was incurred in 1998 in connection with the Stock Bonus Plan.

         None of the four directors of FBA who are also officers of or employed by First Banks (Messrs. Dierberg, Blake and Williams and Mrs. Schepman) receives any compensation from FBA or its subsidiaries (the "Subsidiary Banks") for service as a director, nor do they participate in the Stock Bonus Plan or any other compensation plan of FBA or the Subsidiary Banks. First Banks, of which Messrs. Dierberg, Blake and Williams are executive officers and Messrs. Dierberg and Blake are directors, provides various services to FBA and the Subsidiary Banks for which it is compensated (see "Compensation Committee Interlocks and Insider Participation").

Family Relationships

         Mrs. Schepman is the adult daughter of Mr. Dierberg; except for that relationship, there is no family relationship between any of the nominees for director, directors or executive officers of FBA or its subsidiaries.

Certain Relationships and Related Transactions

         The Subsidiary Banks have had in the past, and may have in the future, loan transactions in the ordinary course of business with directors of FBA or their affiliates. These loan transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not and will not involve more than the normal risk of collectibility or present other unfavorable features. The Subsidiary Banks do not extend credit to officers of FBA or of the Subsidiary Banks, except extensions of credit secured by mortgages on personal residences, loans to purchase automobiles and personal credit card accounts.

         Certain of the directors and officers of FBA and their respective affiliates have deposit accounts with the Subsidiary Banks. It is the policy of the Subsidiary Banks not to permit any officers or directors of the Subsidiary Banks or their affiliates to overdraw their respective deposit accounts unless that person has been previously approved for overdraft protection under a plan whereby a credit limit has been established in accordance with the standard credit criteria of the Subsidiary Banks.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation earned during the year ended December 31, 1998, and specified information with respect to the two preceding years, by Mr. Weaver, who is the only executive officer of FBA whose annual compensation in 1998 from FBA or the Subsidiary Banks exceeded $100,000.

         Neither Mr. Dierberg nor Mr. Blake receives any compensation directly from either the Company or the Subsidiary Banks. The Company and the Subsidiary Banks have entered into various contracts with First Banks, of which Messrs. Dierberg and Blake are directors and executive officers, pursuant to which services are provided to the Company and the Subsidiary Banks (see "Compensation Committee Interlocks and Insider Participation" for additional information regarding contracts with First Banks).

           SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 1998
-------------------------------------------- ----------- ---------------- ------------ -----------------------------

                                                                                               All Other
        Name and Principal Position             Year       Salary (1)        Bonus            Compensation (2)
-------------------------------------------- ----------- ---------------- ------------ -----------------------------


David F. Weaver, Executive Vice                 1998         $116,200       $20,000              $3,400
     President; Chairman of the Board,
     Chief Executive Officer and                1997          103,750        22,000               3,144
     President of FB Texas
                                                1996           86,875        20,625               2,172

-----------------------------
(1) The total of all other annual compensation for each of the named officers is less than the amount required to be reported, which is the lesser of (a) $50,000 or (b) ten percent (10%) of the total of the annual salary and bonus paid to that person.
(2) All items reported are FBA's matching contributions to the 401(k) Plan for the year indicated.

         FBA has omitted from this Proxy Statement tables which would disclose information regarding stock options granted during 1998, stock options exercised during 1998 and long term incentive plan awards. No options were granted to or exercised by executive officers in 1998, and FBA does not have a long term incentive plan.

                             STOCK PERFORMANCE GRAPH

         The following graph sets forth a comparison of the cumulative total shareholder returns of FBA Common Stock, the New York Stock Exchange Market Value Index and the Index of Regional Banks located in the Southwest published by Media General Financial Services ("MGFS"), for the five year period from December 31, 1993 through December 31, 1998. FBA's Common Stock and the securities of 38 other banks are currently included in the MGFS index. The graph and the table which follows are based on the assumption that the value of the investment in FBA Common Stock and in each index was $100 at December 31, 1993 and that all dividends were reinvested (FBA did not pay any dividends during the period).

         In prior periods, FBA utilized a different index published by MGFS, but FBA was informed by MGFS that the index previously used is no longer available as a result of a restructuring of the classification system used by MGFS.


[GRAPH]


                             12/31/93         12/31/94     12/31/95      12/31/96        12/31/97      12/31/98
                             --------         --------     --------      --------        --------      --------

FBA                           100.00           63.64        59.39          49.09          112.42        94.55

NYSE Market                   100.00           98.06       127.15         153.16          201.50       239.77
Value Index

Media General                 100.00           98.92       138.12         173.64          275.50       242.38
Southwest Banks

                             EMPLOYEE BENEFIT PLANS

         FBA maintains various employee benefit plans. Directors are not eligible to participate in such plans except the 1990 Stock Option Plan and the 1993 Directors' Stock Bonus Plan unless they are also employees of FBA or one of its subsidiaries. Although Messrs. Blake and Dierberg are executive officers, they are not participants in any employee benefit plans of FBA.

         Prior to 1995, FBA maintained a noncontributory defined benefit plan for eligible officers and employees (the "Pension Plan"). No additional benefits have accrued to participants since 1994. Benefits under the Pension Plan are based upon annual base salaries and years of service as of 1994 and are payable only upon retirement or disability and, in some instances, at death.

         As of December 31, 1998, Mr. Weaver would be eligible to receive annual benefits of approximately $11,000 upon retirement at age 65.


                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of FBA is comprised of its entire Board of Directors. Four of the current directors, including Mr. Dierberg, who is Chairman of the Board, Chief Executive Officer and President, and Mr. Blake, who is Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary, are affiliated with First Banks, which is compensated for their services on an hourly basis under the provisions of a management fee agreement between FBA and First Banks. None of the current directors has ever been compensated by FBA or its subsidiary banks as an executive officer.

         The Compensation Committee considers the levels and components of executive compensation relative to those generally available in its market place, to the overall long-term objectives of FBA and to the interest of its stockholders. By maintaining appropriate balance in these factors, the Committee believes that it will be most effective in attracting and retaining well-qualified executives who will be capable of contributing to the success of FBA and enhancing the value of FBA to its stockholders.

         The paramount objective of FBA is building the long-term value of the stockholders' investment, within the framework of operating its subsidiary financial institutions in a safe and sound manner. This is accomplished by achieving substantial improvements and consistency in earnings, strengthening the subsidiary banking franchises, and entering into strategic, economically-viable acquisitions of other financial institutions. Consequently, the compensation of executives should be structured to attract individuals capable of contributing to the achievement of these objectives and to align the welfare of those individuals with that of the stockholders.

         The Committee periodically reviews the various components of FBA's executive compensation programs as outlined below:

         Base Salary. In determining the appropriate base salaries of its executive officers, the Committee evaluates the performance of FBA, considering general business and industry conditions, among other factors, and the contributions of specific executives toward that performance. Particular measurements to which the Committee assigns significance are net income, earnings per share, expense control, net interest margin, regulatory reports and the performance of the Common Stock. The Committee also evaluates each officer's areas of responsibility and the Company's performance in those areas. Finally, FBA considers the level of compensation paid comparable executives by other financial institutions of comparable size in its market places.

         Bonus. The Committee may elect to award bonuses to selected executive officers based largely upon the same criteria as the evaluations of base salaries, emphasizing the need to maintain competitive compensation packages and the desire to recognize outstanding performance by the officers.

         Stock Option Program. The Committee recognizes that one way to align the interests of FBA's executive officers with those of its stockholders is the encouragement of ownership of FBA stock through stock options granted under its 1990 Stock Option Plan. Under this Plan, executive officers are eligible to receive stock options from time to time, giving them the right to purchase shares of common stock of FBA at a specified price in the future. Considering the number of options granted prior to 1993, the Committee has elected not to grant any additional options since that time.

         Along with the need to improve operating results, the Company evaluated its management structure, recognizing the additional management resources available from First Banks. This evaluation resulted in a realignment of FBA's executive officers; two of the three current executive officers, Messrs. Dierberg and Blake, do not receive any compensation from FBA (see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION").

         The Committee reviewed the performance of FBA for 1998 relative to its net income, earnings per share, external growth, business development and asset quality. The Committee determined that improvement had been achieved in these areas, and that significant inroads were accomplished in enhancing FBA's banking franchises and its prospects for progressive and profitable growth. As a result, the Committee concluded that an increase in Mr. Weaver's base compensation was warranted and that a bonus comparable to that awarded in the prior year was appropriate.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. As noted above, Mr. Dierberg, the Chief Executive Officer of FBA, does not receive any compensation from FBA, FB Texas or First Bank of California. First Banks receives fees from FBA pursuant to data processing and management fee agreements (see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION").

         The foregoing Report has been presented by the entire Board of Directors consisting of Messrs. Blake, Crocco, Dierberg, Lavezzo, Story and Williams and Mrs. Schepman.


                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

         Messrs. Dierberg and Blake, who are executive officers of FBA but do not receive any compensation for their services as such, are also members of the Board of Directors and executive officers of First Banks. First Banks does not have a compensation committee, but its Board of Directors performs the functions of such a committee. Except for the foregoing, no executive officer of FBA served during 1998 as a member of the Compensation Committee, or any other committee performing comparable functions, or as a director of another entity, any of whose executive officers or directors served on FBA's Compensation Committee.

         FBA purchases certain services and supplies from or through First Banks. FBA's financial position and operating results could significantly differ from those that would be obtained if FBA's relationship with First Banks did not exist.

         First Banks provides management services to FBA and its Subsidiary Banks. Management services are provided under a management fee agreement whereby FBA compensates First Banks on an hourly basis for its use of personnel for various functions including internal audit, loan review, income tax preparation and assistance, accounting, asset/liability management and investment services, loan servicing and other management and administrative services. Fees paid under this agreement were $2.1 million, $1.4 million and $1.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. The fees paid for management services are at least as favorable as could have been obtained from an unaffiliated third party.

         Because of the affiliation with First Banks and the geographic proximity of certain of their offices, FBA shares the cost of certain personnel and services used by FBA and First Banks. This includes the salaries and benefits of certain loan and administrative personnel. The allocation of the shared costs are charged and/or credited under the terms of cost sharing agreements entered into during 1996. Because this involves distributing essentially fixed costs over a larger asset base, it allows each bank to receive the benefit of personnel and services at a reduced cost. Fees paid under these agreements were $1.1 million, $709,000 and $412,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

         Effective April 1, 1997, First Services L.P., a limited partnership indirectly owned by First Banks' Chairman and his children through its general partners and limited partners, began providing data processing and various related services to FBA under the terms of data processing agreements. Previously, these services were provided by a subsidiary of First Banks. Fees paid under these agreements were $1.9 million, $1.0 million and $692,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The fees paid for data processing services are at least as favorable as could have been obtained from an unaffiliated third party.

         First Brokerage America, L.L.C. ("First Brokerage") a limited liability company, whose members are the trusts of the children of First Banks' Chairman, provides back-office and product support for FBA's brokerage and insurance operations. During 1998, FBA and First Brokerage received commissions of approximately $70,000 and $30,000, respectively, from unaffiliated third-party companies from the sale of these products to customers of FBA.

         FBA's Subsidiary Banks had $86.2 million and $66.9 million in whole loans and loan participations outstanding at December 31, 1998 and 1997, respectively, that were purchased from banks affiliated with First Banks. In addition, FBA's Subsidiary Banks had sold $182.9 million and $54.7 million in whole loans and loan participations to affiliates of First Banks at December 31, 1998 and 1997, respectively. These loans and loan participations were acquired and sold at interest rates and terms prevailing at the dates of their purchase or sale and under standards and policies followed by FBA's Subsidiary Banks.

         As of January 1, 1998, FBA had borrowed $14.9 million from First Banks under a $20 million Note Payable. The Note Payable was repaid in full during 1998.

         First Banks acquired a debenture of FBA in the principal amount of $6.5 million, plus accrued interest, in connection with FBA's acquisition of FCB in February, 1998, in exchange for similar debentures of FCB owned by First Banks. The FBA debenture was converted in accordance with its terms into 629,557 shares of FBA common stock on December 4, 1998.

                               PROPOSAL NUMBER 2:
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 3,000,000 shares of preferred stock, par value $1.00 per share, without the necessity of obtaining any additional approval by the stockholders. Such stock could be issued with designations, terms and preferences as determined by the Board of Directors and could be issued in one or more series, subject only to any limitations imposed by law. No shares of preferred stock are currently outstanding. The affirmative vote of stockholders owning a majority of the outstanding shares of Common Stock and Class B Common Stock, voting as a single class, is required in order to adopt the proposed amendment. FBA has been informed that First Banks intends to vote in favor of the amendment, thereby assuring its approval and adoption.

         The Board of Directors has concluded that it would be in the Company's best interest to eliminate the authorization of preferred stock in the Certificate of Incorporation. The principal reason for doing so is to reduce expenses; having such stock authorized results in additional franchise taxes, which are determined based on the number of authorized shares of capital stock and the total assets of the Company. The expense attributable to the authorized preferred stock in 1998 was approximately $11,000, and the amount of this expense would ordinarily increase as the assets of FBA are increased from year to year.

         If the amendment is adopted, FBA would not be able to issue shares of preferred stock in a future transaction (such as an acquisition or a financing transaction) without first obtaining from the stockholders either approval of the specific terms of preferred stock to be issued in a particular transaction, or more general approval of "blank check" preferred stock such as now exists. However, FBA has not issued preferred stock in the last several years and does not anticipate doing so. Accordingly, the Board of Directors believes it is in the best interest of the Company and the stockholders to adopt the amendment and thereby achieve the savings that will result.

         The text of the proposed amendment, which does not affect the terms of the Common Stock or the Class B Common Stock, appears in Appendix I to this Proxy Statement.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the executive officers and directors of FBA, and persons who beneficially own more than ten percent of a registered class of its equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based upon a review of the reports received by FBA and the written representations from certain reporting persons that no Forms 5 were required for such persons, FBA believes that during the year ended December 31, 1998, Mr. Lavezzo was late in filing a Form 3, and that, except for that filing, all executive officers, directors and ten percent beneficial owners complied with the applicable filing requirements.


                              INDEPENDENT AUDITORS

         KPMG LLP ("KPMG") served as independent public accountant for the year ended December 31, 1998 and has been selected by the Board of Directors to serve for the current year. Representatives of KPMG are expected to be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                 OTHER BUSINESS

         Management knows of no other business to be presented at the Annual Meeting. If, however, other matters should properly be presented at the Annual Meeting or any adjournment(s) thereof, the person or persons voting the proxy will vote as in his discretion he may deem appropriate.

                              STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in FBA's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to FBA in a timely manner. In order to be so included for the 2000 Annual Meeting of Stockholders, stockholder proposals must have been received by FBA not later than January 8, 2000 and must otherwise comply with the requirements of Rule 14a-8 and with the Company's By-laws.

                                            By Order of the Board of Directors,




Clayton, Missouri                           ALLEN H. BLAKE
May 10, 1999                                 Secretary

                                   APPENDIX I


         Article FOURTH of the Restated Certificate of Incorporation of First Banks America, Inc. is hereby amended to read in its entirety as follows:

                  FOURTH: (A) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ten million six hundred sixty-six thousand six hundred sixty-six (10,666,666) shares consisting of (a) six million six hundred sixty-six thousand six hundred sixty-six (6,666,666) shares of a class designated Common Stock, par value $0.15 per share ("Common Stock"), and (b) four million (4,000,000) shares of a class designated Class B Common Stock, par value $0.15 per share ("Class B Common Stock").

                  (B) The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Common Stock and the Class B Common Stock are as follows:

                  1. Provisions Relating to the Common Stock and the Class B Common Stock.

                  (a) General. Except as otherwise provided herein, or as otherwise provided by applicable law, all shares of Common Stock and Class B Common Stock shall have identical rights and privileges in every respect.

                  (b) Voting. The Common Stock and the Class B Common Stock shall each be fully voting stock entitled to one vote per share with respect to the election of directors and for all other purposes. The holders of Common Stock and Class B Common Stock shall, unless otherwise required by law or by another provision of this Certificate of Incorporation, vote as a single class on all matters. In all elections for directors of the Corporation, each stockholder shall have the right to cast as many votes in the aggregate as shall equal the number of voting shares held by such stockholder in the Corporation, multiplied by the number of directors to be elected by the class to which such stockholder belongs at such election, and each stockholder may cast the whole number of votes, either in person or by proxy, for one candidate or distribute them among two or more candidates.

                  (c) Dividends. Subject to the limitations prescribed herein, holders of Common Stock and Class B Common Stock shall participate equally in any dividends (whether payable in cash, stock or property) when and as declared by the Board of Directors of the Corporation out of the assets of the Corporation legally available therefor and the Corporation shall treat the Common Stock and Class B Common Stock identically in respect of any subdivisions or combinations (for example, if the Corporation effects a two-for-one stock split with respect to the Common Stock, it shall at the same time effect a two-for-one stock split with respect to the Class B Common Stock); provided, however, that (i) with respect to dividends payable in cash by the Corporation, the holders of Class B Common Stock shall participate equally per share only if and to the extent such cash dividends exceed $0.45 per share on the Common Stock per calendar year (for example, if the Board of Directors declares and the Corporation pays a dividend of $0.75 per share of Common Stock for a given calendar year, holders of Class B Common Stock shall be entitled to a dividend of $0.30 per share); and (ii) dividends payable in shares of Common Stock (or rights to subscribe for or purchase shares of Common Stock or securities or indebtedness convertible into shares of Common Stock) shall be paid only on shares of Common Stock and dividends payable in shares of Class B Common Stock (or rights to subscribe for or purchase shares of Class B Common Stock or securities or indebtedness convertible into shares of Class B Common Stock) shall be paid only on shares of Class B Common Stock (for example, if the Board of Directors declares and the Corporation pays a five percent (5%) stock dividend on the Common Stock, payable in shares of Common Stock, at the same time the Board of Directors shall declare and the Corporation shall pay a five percent (5%) stock dividend on the Class B Common Stock payable in shares of Class B Common Stock).

                  (d) Liquidation. In the event the Corporation is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Common Stock and the Class B Common Stock shall participate equally in any distribution.

                  (e) Voluntary Conversion of Class B Common Stock. (i) Conversion Rights. Each share of Class B Common Stock may be converted into one (1) share of Common Stock at the option of any holder thereof at any time after the fifth (5th) anniversary of the date of its issuance by the Corporation. For the foregoing purpose, a share of Class B Common Stock issued as a stock dividend or pursuant to a stock split, reclassification or other combination, shall be deemed to have been issued on the date of the share of Class B Common Stock with respect to which it is so issued.

                  (ii) Conversion Procedures. Any holder of Class B Common Stock desiring to exercise such holder's option to convert such Class B Common Stock in accordance with the foregoing shall surrender the certificate or certificates representing the Class B Common Stock to be converted, duly endorsed to the Corporation or in blank, at the principal executive office of the Corporation, and shall give written notice to the Corporation at such office that such holder elects to convert the number of shares represented by such certificate or certificates, or a specified number thereof. As promptly as practicable after the surrender for conversion of any Class B Common Stock, the Corporation shall execute and deliver or cause to be executed and delivered to the holder of such Class B Common Stock certificates representing the shares of Common Stock issuable upon such conversion. In case any certificate or certificates representing shares of Class B Common Stock shall be surrendered for conversion for only a part of the shares represented thereby, the Corporation shall execute and deliver to the holders of the certificate or certificates for shares of Class B Common Stock so surrendered a new certificate or certificates representing the shares of Class B Common Stock not converted, dated the same date as the certificate or certificates representing the Common Stock. Shares of the Class B Common Stock converted as aforesaid shall be deemed to have been converted immediately prior to the close of business on the date such shares are duly surrendered for conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (iii) Recapitalization, Consolidation, or Merger of the Corporation. In the event that the Corporation shall be recapitalized, consolidated with, or merged with or into any other corporation (a "Reorganization") and the terms thereof shall provide (i) that the Class B Common Stock shall remain outstanding after such Reorganization and (ii) for any change in or conversion of the Common Stock, then the terms of such Reorganization shall include a provision to the effect that each share of Class B Common Stock after such Reorganization shall thereafter be entitled to receive upon conversion the same kind and amount of securities or assets as shall be distributable upon such Reorganization with respect to one share of Common Stock.

                  (iv) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Class B Common Stock as herein provided, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and shall take all such corporate action as may be necessary to assure that such shares of Common Stock may be validly and legally issued upon conversion of all of the outstanding shares of Class B Common Stock; and if, at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (v) Retirement of Shares. Shares of Class B Common Stock which have been issued and have been converted into Common Stock, repurchased, or reacquired in any other manner by the Corporation shall not be reissued.

                  (f) Mandatory Conversion of Class B Common Stock. If, at any time while there are shares of Class B Common Stock issued and outstanding, it shall be determined by the Board of Directors, in its sole discretion, that legislation or regulations are enacted or any judicial or administrative determination is made which would prohibit the listing, quotation or trading of the Common Stock on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System, or would otherwise have a material adverse effect on the Corporation, in any such case due to the Corporation having more than one class of common shares outstanding, then the Board of Directors may by resolution convert all outstanding shares of Class B Common Stock into shares of Common Stock on a share-for-share basis. To the extent practicable, notice of such conversion of Class B Common Stock specifying the date fixed for said conversion shall be mailed, postage pre-paid, at least ten (10) days but not more than thirty (30) days prior to said conversion date to the holders of record of Common Stock and Class B Common Stock at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure or inability to provide such notice shall limit the authority or ability of the Board of Directors to convert all outstanding shares of Class B Common Stock into shares of Common Stock. Immediately prior to the close of business on said conversion date (or, if said conversion date is not a business day, on the next succeeding business day) each outstanding share of Class B Common Stock shall thereupon automatically be converted into a share of Common Stock and each certificate theretofore representing shares of Class B Common Stock shall thereupon and thereafter represent a like number of shares of Common Stock.

                  (g) Class Voting Under Certain Circumstances. None of the provisions hereof affecting the powers, preferences, rights, qualifications, limitations or restrictions of the Class B Common Stock may be amended or repealed unless, in addition to any other vote required by law or this Certificate of Incorporation, such amendment shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock then outstanding, voting as a separate class.

                  2. General. Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock and Class B Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                      PROXY

                            FIRST BANKS AMERICA, INC.

                  Annual Meeting of Stockholders--June 9, 1999



The undersigned hereby appoints Allen H. Blake and Donald W. Williams, and each of them, with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Stockholders of First Banks America, Inc. to be held in Clayton, Missouri on June 9, 1999, at 4:00 p.m. local time and at any adjournment thereof, and to vote the stock of the undersigned with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the meeting or any adjournment thereof.

The proxy when properly executed will be voted as specified herein. If no specification is made with respect to any particular proposal, it is the intention of the proxies to vote FOR each of the following proposals.


                                SEE REVERSE SIDE

 ---------    COMMON


          1. Election of Directors                                                           3. In   their  discretion,  upon   any
                                                    NOMINEES:   Allen H. Blake, Charles A.      other matters  which  may  properly
                 FOR                WITHHOLD        Crocco, Jr., James F. Dierberg, Albert      come  before  the  meeting  or  any
             all nominees          AUTHORITY        M. Lavezzo,  Ellen D. Schepman, Edward      adjournments      thereof,   hereby
           except as marked      to vote for all    T. Story, Jr.,     Donald W.  Williams      revoking   any   proxy   heretofore
           to the contrary      nominees listed     INSTRUCTION:  To withhold authority to      given  by the  undersigned for such
                                                    vote for any individual nominee, write      meeting.
                                                    that nominee's name below:

          INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below.

          -------------------------------------------------------------                         The proxy  when  properly executed
                                                                                                will be voted as specified herein.
                                                                                                If no specification  is  made with
          2. To approve the Amendment of the                      FOR                           respect to any particular proposal,
             Restated Certificate of Incorporation                                              it is the intention of the proxies
                                                                  AGAINST                       to vote FOR  each of the following
                                                                                                proposals.
                                                                  ABSTAIN
                                                                                                Date:-----------------------,1999

                                                                                                ---------------------------------
                                                                                                          Signature

                                                                                                ---------------------------------
                                                                                                     Signature if owned jointly

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